Exhibit (k)(3)

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS    TRANSFER    AGENCY    AND    REGISTRAR    SERVICES    AGREEMENT    (this
“Agreement”), dated as of July , 2018 (the “Effective Date”), is entered into by and between OFS Credit Company, Inc., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with the Company, the “Parties”; each, the “Party”).

1.Appointment of AST as Transfer Agent and Registrar.

(a)The Company hereby appoints AST, and AST hereby accepts such appointment, to act as sole transfer agent and registrar (the “Transfer Agent”) for the common stock of the Company and for any other securities of the Company as requested in writing by the Company from time to time (the “Shares”). AST shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against AST.

(b)On or immediately after the Effective Date, the Company shall deliver to AST the following: (i) forms of outstanding stock certificates of the Company (the “Stock Certificates”) approved and authorized by the board of directors of the Company (the “Board”) and certified by the corporate secretary or similar authorized officers of the Company; (ii) incumbency certificates of the officers of the Company who are authorized to (x) execute Stock Certificates and/or (y) deliver written instructions and requests on behalf of the Company to AST; (iii) copies of the organizational documents of the Company, certified by the corporate secretary or similar authorized officers of the Company; (iv) a sufficient supply of blank Stock Certificates executed by (or bearing the facsimile signature of) the officers of the Company who are authorized to execute Stock Certificates and, if required, bearing the Company’s corporate seal;
(v) a schedule that lists the class of the Shares, the par value of the Shares, and the number of authorized Shares; and (vi) all documentation or information reasonably requested by AST that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended. The Company authorizes AST to use Stock Certificates bearing the signature of an authorized officer of the Company who at the time of use is no longer an officer.

(c)The Company shall promptly advise AST in writing of any change in the capital structure of the Company, and the Company shall promptly provide AST with resolutions of the Board authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares. Further, the Company shall advise AST reasonably promptly of any amendment or supplement to any information or materials provided by the Company to AST and shall provide such amendment or supplement to AST as soon as practicable.

(d)The Company hereby authorizes AST to establish a program (the “DRS Sale Program”) through which a holder of one or more Shares (each, a “Shareholder”) may elect to sell any Shares held in book-entry form through the Direct Registration System. The Company shall not be charged by AST for establishing or administering the DRS Sale Program, and AST shall be entitled to charge a transaction fee as set forth on Schedule 2 to any Shareholder that elects to sell Shares through the DRS Sale Program. The Company hereby appoints AST, and AST hereby accepts such appointment, to act as the administrator of the DRS Sale Program.

2.Term. The initial term of this Agreement shall be three (3) years from the date hereof, and this Agreement shall automatically renew for additional one-year successive terms (each, a “Term”) without further action of the Parties, unless written notice is provided by either Party at least sixty (60) days prior to the end of the initial or any subsequent Term. The Term shall be governed by this Section, notwithstanding the cessation of active trading of the Shares.

3.	Fees; Expenses.

(a)As consideration for the services listed on Schedule 1 (the “Services”), the Company shall pay to AST the fees set forth on Schedule 2 (the “Fees”). If the Company requests that AST provide additional services not contemplated hereby, the Company shall pay to AST fees for such services at AST’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b)The Company shall reimburse AST for all reasonable and documented expenses incurred by AST (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that AST shall receive written approval from the Company for any out of pocket expenses in excess of $1,500. The Company agrees to pay all Service Fees and Expenses within forty-five (45) days following receipt of an invoice from AST.

(c)The Company agrees and acknowledges that AST may adjust the Service Fees annually, on or about each anniversary date of this Agreement, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics, plus one half percent (0.5%), provided that such annual increase will be limited to no more than three percent (3%) per year.

(d)Upon termination of this Agreement for any reason, AST shall assist the Company with the transfer of records of the Company held by AST. AST shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates that are received after the termination of this Agreement (the “Record Transfer Services”). AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

4.	Representations and Warranties.

(a)The Company represents and warrants to AST that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b)AST represents and warrants to the Company that: (i) it is a limited liability trust company duly organized and validly existing and in good standing under the laws of the State of New York; (ii) it is duly qualified to carry on its business in the State of New York; (iii) it is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement; (iv) all requisite corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement, and this Agreement has been duly executed and delivered, and is enforceable against AST in accordancde with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law); and (v) it is duly registered as a transfer agent under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is in compliance with its obligations under the Exchange Act and the rules and regulations thereunder.

(c)All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are or shall be duly registered under the Securities Act of 1933, as amended (the “Securities Act”) (or shall be issued pursuant to an exemption therefrom).

(d)Any Shares that are not registered under the Securities Act are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act, and such Shares bear or shall bear the applicable restrictive legends. Upon any issuance or transfer of such Shares, the Company shall deliver to AST a legal opinion in form and substance reasonably satisfactory to AST.

5.	Reliance.

(a)AST shall be entitled to assume the validity of the issuance, presentation or transfer of a Stock Certificate, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of such Stock Certificate; provided, however, that AST may delay or decline to issue or transfer a Stock Certificate if it determines in good faith and in its sole discretion that it is in the Company’s and/or AST’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of the Stock Certificate, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b)AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) it believes in good faith to be an authorized officer, agent or employee of the Company, unless, prior thereto, the Company has advised AST in writing that AST must act and rely only on written instructions of certain authorized officers of the Company; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) other authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. AST may act and rely on the advice, opinions or instructions received from the Company’s legal counsel. In the event that the Company or its legal counsel is unavailable or does not respond to AST’s requests for legal advice, AST may seek the advice of AST’s own legal counsel (including its internal legal counsel), and AST shall be entitled to act and rely on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by AST pursuant to such advice, opinion or instruction. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of the Company without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(c)AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction believed by AST in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST is authorized to reject any transfer request that fails to satisfy AST’s internal procedures relating to the transfer of Shares. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of a Shareholder or its representatives without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(d)AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (ii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

(e)AST shall promptly notify the Company upon receipt of a Stock Certificate that is not reflected in AST’s records. If the Company and AST are unable to account for such Stock Certificate, within sixty (60) days of such determination, the Company shall in its sole discretion (a) increase the number of issued Shares or (b) acquire and cancel a number of Shares to account for such Stock Certificate.

6.Lost, Stolen or Destroyed Certificates. AST shall not be obligated to issue a replacement certificate for any Stock Certificate reported to have been lost, stolen or destroyed, unless AST shall have received from the applicable Shareholder: (a) an affidavit of loss; (b) an indemnity bond in form and substance reasonably satisfactory to AST; and (c) payment of all applicable processing fees; provided that, upon the Company’s written request, AST may, in its sole discretion, accept an indemnification letter from the Company in lieu of an indemnity bond.

7.	Unclaimed Property.

(a)To the extent required by applicable unclaimed property laws or if requested by the Company, AST will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise subject to unclaimed property law. Such services may include (without limitation) (i) identification of unclaimed or abandoned property, (ii) preparation of unclaimed or abandoned property reports, (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments, (iv) completion of required due diligence notifications,
(v) responses to inquiries from Shareholders relating to unclaimed or abandoned property, and (vi) such other services as may reasonably be necessary to comply with unclaimed property laws or regulations. The Company shall assist and cooperate with AST as reasonably necessary in connection with the performance of the services described in this Section. AST shall assist the Company in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Company or (y) requests for the confirmation of names of owners of unclaimed or abandoned property.

(b)The Company acknowledges and agrees that AST may use a shareholder locating service provider (the “Locating Service Provider”) to locate and contact Shareholders (or their surviving relatives, joint tenants or heirs, as applicable) to assist them in preventing the escheatment of applicable Shares and related unclaimed or abandoned property. The Company shall not be charged by AST or the Locating Service Provider for such services. The Locating Service Provider shall inform the Shareholders that they may elect (x) to contact AST at no charge other than at AST’s applicable fees or (y) to utilize the services of the Locating Service Provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

8.	Confidentiality.

(a)“Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its Affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes generally available to the public (other than as a result of a disclosure by the Receiving Party, its Affiliates or the Receiving Party’s or its Affiliates’ directors, officers, employees, agents, representatives, advisors, legal counsel or auditors (collectively, “Representatives”)); (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder (provided that such third party and information is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy or confidentiality to or for the benefit of the Disclosing Party); or (z) was independently developed by the Receiving Party or its Representatives without reference to or use of any Confidential Information.

(b)“Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” shall have corresponding meanings.

(c)Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement. The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure; provided, however, that this clause shall not require AST to notify the Company of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d)	Upon the termination of this Agreement or upon the Disclosing Party’s written request, the

Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause. Notwithstanding the foregoing, upon notice to the Disclosing Party, the Receiving Party may keep a copy of the Confidential Information after termination of this Agreement to the extent necessary for audit and/or regulatory purposes, required by its internal compliance or electronic back up policies and procedures, or to the extent required under applicable law or order.

9.	Termination.

(a)Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty (30) days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”). If the Company is the breaching Party, then, during the Cure Period, upon written notice to the Company, AST may suspend the Services without terminating the Agreement. During the period of suspension of Services, AST shall have no obligation to act as Transfer Agent, it being understood that such suspension shall not affect AST’s rights and remedies hereunder. If AST is the breaching Party, and the breach remains uncured in accordance with this Section, the Company shall be entitled to terminate this Agreement without further payments other than payment of any amounts then outstanding under this Agreement.

(b)Either Party may terminate this Agreement, effective upon written notice to the other Party, if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due;
(ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that
(i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, AST shall promptly invoice the Company for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Company shall pay all such Service Fees and Expenses to AST in accordance with the payment terms set forth in this Agreement.

(d)If the Company terminates this Agreement pursuant to Sections 2 or 9(a), then, if AST is not the breaching Party, the Company shall pay to AST (i) all amounts outstanding (except such amount contested in good faith) under this Agreement as of the date of such termination and (ii) AST’s then- customary fees for Record Transfer Services. If the Company terminates this Agreement for any reason other than pursuant to Sections 2 or 9(a), then the Company shall pay to AST (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) AST’s then-customary fees for Record Transfer Services.

10.	Limitations on Liability.

(a)To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b)AST’s liability arising out of or in connection with the Services shall not exceed two times (2x) the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

11.	Indemnity.

(a)The Company hereby agrees to indemnify and hold harmless AST and its Affiliates and its and their officers, directors, employees, and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of actual or potential conflict of interest determined by counsel, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non- appealable decision).

(b)AST agrees to notify the Company promptly of the assertion of any Proceeding against any Indemnified Person; and the Company agrees to notify AST promptly of the assertion of any Proceeding against the Company, or any of its Representatives in connection with the Services, in which event AST agrees to assume sole responsibility of promptly notifying any of the relevant Indemnified Persons of any such assertion. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, AST may employ separate counsel to represent it or defend AST or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if AST or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to AST or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between AST or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

(c)The Company shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with clause (a) above. The Company shall not effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

12.Force Majeure. AST shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

13.Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Company:

c/o OFS Capital Management, LLC 10 S. Wacker Drive, Suite 2500
Chicago, IL 60606 Attention: Tod K. Reichert Fax: 847.734.7910
Email: treichert@ofsmanagement.com With a copy to:
Eversheds Sutherland (US) LLP 700 6th Street NW
Washington, DC 20001 Attention: Cynthia Krus Fax: [●]
Email: cynthiakrus@eversheds-sutherland.com If to AST:
American Stock Transfer & Trust Company, LLC 6201 15th Avenue
Brooklyn, NY 11219
Attention: Relationship Management With a copy to:
American Stock Transfer & Trust Company, LLC 48 Wall Street, 22nd Floor
New York, New York 10005 Attention: Legal Department
Email: legalteamAST@astfinancial.com

15.    Miscellaneous.

(a)The Company acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against AST for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that AST shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim.

(b)This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

(c)The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto. This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that each Party may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of either Party whether by merger, acquisition, or otherwise.

(d)This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the Parties to the fullest extent permitted by law.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

AMERICAN STOCK TRANSFER &    OFS CREDIT COMPANY, INC. TRUST COMPANY, LLC

By:         By:______________________________
Name:        Name:
Title:                             Title:

Schedule 1
Services

Capitalized terms used herein and not defined have the meaning ascribed to such terms in the Agreement. Unless otherwise noted, AST will provide the following services:

ACCOUNT MAINTENANCE AND RECORDKEEPING

•	Open new accounts, consolidate and close Shareholder accounts

•	Annual record storage services (subject to additional fee)

•	Maintain all Shareholder accounts

•	Process address changes, including seasonal addresses

•	Place, maintain and remove stop transfers

•	Post all debit and credit certificate transactions

•	Perform social security solicitation

•	Handle shareholder and broker inquiries, including internet correspondence

•	Respond to requests for audit confirmations

•	Monthly report for all classes of securities in Microsoft Word and HTML formats (Excel format is subject to an additional fee)

STOCK AUDIT / CONTROL BOOK FUNCTIONS

•	Maintain accurate records of outstanding Shares

•	Respond to requests for audit confirmations

•	Provide web access to the total outstanding Share balances

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS

•	Process all routine transfers

•	Post all debit and credit certificate transactions

•	Issue Stock Certificates

•	Create book entry Direct Registration System (“DRS”) positions

•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions

•	Interface electronically with DTC/CEDE & CO.

•	Mail newly-issued certificates/DRS advices to Shareholders

•	Replace lost or stolen Stock Certificates upon Shareholder request

•	Issue and register all Stock Certificates

•	Issue shares upon exercise of stock options.

•	Process legal transfers and transactions requiring special handling

•	Provide, upon request, access to daily reports of processed transfers

REPORTING

•	Furnish, upon request, unlimited Shareholder list, sorted by Company-designated criteria

LISTS AND MAILINGS

•	Enclose multiple proxy cards to same household in one envelope, if applicable (subject to additional fee)

•	Monitor and suppress undeliverable mail until correct address is located

•	Furnish shareholder lists, in any sequence

•	Provide geographical detail reports of all stocks issued/surrendered over a specific period

•	Provide mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1

•	Facilitate Deposit/Withdrawal At Custodian (“DWAC”) and original issuances initiated from the Company’s desktop via Internet

•	Accept files for original issuances

•	Allow multiple requests to be submitted on the same form at the same time

•	Notify the Company via email when matching broker instructions have not been received

•	Provide designated brokers the ability for brokers to log into the system and track the status of Company-submitted items

•	Report daily and monthly transactions via e-mail

•	Enforce built-in security procedures

TECHNOLOGY AND INTERNET ACCESS

•	Retrieve account information (including outstanding Stock Certificates and checks) 24 hours a day, 7 days per week

•	Review frequently asked questions, including transfer requirements and corporate actions data

•	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal and stock power)

•	Change account addresses

•	Replace lost, stolen or uncashed checks

•	Replace lost, stolen or non-received Stock Certificates

•	Obtain a duplicate Form 1099

•	Sign up for electronic delivery (e.g., for proxy materials)

•	Request a certificate for shares held in book-entry or plan form

•	Enroll to have dividends directed toward purchase of additional Shares

•	Send e-mail inquiries concerning Shareholder’s account, or conduct an online chat session with one of AST’s customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (“IVR”)

•	Obtain account-specific information, including account balance

•	Execute plan transactions, including sales and certification requests

•	Request a duplicate Form 1099, with delivery via mail or fax

•	Request a transfer package via mail or fax

•	Request forms to effect address changes, check replacements, Stock Certificate replacements and direct deposit enrollments

•	Obtain information pertaining to current corporate actions or other significant Company events

SHAREHOLDER (INQUIRIES)

•	Distribute “welcome” material to new Shareholders (may incur reimbursable expenses)

•
Provide assistance to Shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including guidance through common transactions and explanations for transaction rejections and the corrective steps required to complete their request

•	Provide 24/7 account access via the internet and IVR telephonic system

•	Provide toll-free number for Shareholder-initiated telephone inquiries to AST’s call center

1 Please note that AST does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

•	Oversee the fulfillment process for potential investors (if applicable)

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET

•
View and download detailed Shareholder data, including: name, address of record, account number(s), number of Shares held in certificate and book-entry form, historical dividend-related information and cost basis reporting information

•	Obtain total outstanding Share balances

•	Utilize AST’s reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery

•	Issue stock options and effect delivery through the DWAC system

•	Update company profile and corporate information

CONTROL BOOKS TRACKING

•	Receive daily emails of control books information

•	Review current transactions affecting the number of outstanding Shares in a Company-specified date range

PROXY CENTRAL

•	Proxy reports (either summarized or detailed) by proposal

•	Voting status on the 50 largest accounts

•	Shareholders attending the Company annual meeting

•	DTC position listing

•	Broker voting detail

ANNUAL SHAREHOLDER MEETING

•	Process proxy votes for routine/non-routine meetings of the Company

•	Imprint Shareholders’ name on proxy cards

•	2Mail material to Shareholders

•	Prepare and transmit daily proxy tabulation reports to the Company by email

•	Provide certified Shareholder list in hard copy if requested

•	Facilitate proxy distribution mailing

DIVIDEND DISBURSEMENT

•	Confirm in writing that the dividend notice was received

•	Prepare and calculate dividend payments

•	Coordinate dividend checks and enclosures (if applicable) mailing to the Shareholders

•	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

•	Place stop payment orders on reported lost dividend checks

•	Issue replacement dividend checks/sales checks

•	Provide copies of paid dividend checks upon request (subject to additional fee)

•	Report annual dividend income to Shareholders on applicable Form 1099

•	File annual tax information electronically to the Internal Revenue Service

•	Withhold and remit backup withholding taxes as required by the Internal Revenue Service

•	Withhold foreign tax and file foreign tax reports as required by the Internal Revenue Service

•	Maintain custody and control of all undeliverable checks and forward returned items to Shareholders upon confirmation of a current address

2 Please note that postage and processing fees will apply.

UNCLAIMED PROPERTY

•	Analyze and identify unclaimed or abandoned property across each class of security (if applicable)

•	Prepare and distribute due diligence notices (may incur reimbursable expenses)

•	Prepare unclaimed or abandoned property reports (including null or negative reports, if applicable)

•	Deliver all unclaimed property and reports to the applicable jurisdictions

•	Respond to shareholder and state inquiries relating to unclaimed property filings

Schedule 2

Fees

TRANSFER AGENT AND REGISTRAR SERVICES
*Monthly Administration Fee
*Upon Implementation of Quarterly Dividend

$[●]
$[●]

Unclaimed Property Reporting    $[●]
*Up to 750 registered shareholders (each additional class of security $250 per month)

Account Maintenance per Account    Included
Issuance and Registration of Stock Certificates    Included
Each Stock Certificate cancelled    Included
Restricted/Preferred Accounts    Included
General Written Correspondence    Included
Shareholder Address Changes    Included
Customer Service – Telephone    Included
Research and Responding to Shareholder Inquiries    Included
Issuance of Restricted Transfers    Included
Issuance of Stock Option    Included
3DWAC Transfers (broker fees may apply)    Included

Non-Routine Transfers (including removal of legends and transfer of applicable Shares)

Included

Shareholder Internet Access    Included
Client Internet Access    Included
4DRS Sale Program – Transaction Fee (to be paid by the Shareholder)    Per transaction

SHARE CONVERSION PORTAL         $5,000

ANNUAL MEETING ADMINISTRATION SERVICES
Prepare Full Shareholder List as of Record Date    Included
Complete Reporting for Proxy Program    Included
Enclose and Mail Proxy Materials (mailing costs applied as out-of-pocket)    Included
Receive and Scan Returned Proxies    Included
Tabulate Proxies (Registered and Beneficial Holders – per vote fee applicable)    Included Prepare and Verify Final Vote List    Included
Online access for Company to monitor voting    Included
Omnibus Download of Proxy from DTC    Included
Inspector of Election (travel fees will be applied as out-of-pocket expenses)    Available Online & Telephonic Voting for Registered Shareholders    Available

MANAGEMENT REPORTING

3 Please note that AST does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

4 A transaction fee of $15.00 plus $0.12 per Share sold will be charged to the Shareholder.

Standard Reporting Suite    Included
Online Access to Management Reports    Included
Report Requirements determined at Conversion    Included

SPECIAL SERVICES
Services not included herein (including, without limitation, trustee and custodial services, exchange/tender offer services, stock dividend disbursement services, voluntary disclosure agreements and audit administration services relating to abandoned or unclaimed property) but requested by the Company may be subject to additional charges.

OUT-OF-POCKET EXPENSES
All customary out-of-pocket expenses will be billed in addition to the foregoing fees. These charges include, but are not limited to, printing and stationery, freight and materials delivery, postage and handling.
The foregoing fees apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents.